Exhibit 99.1

New York Mortgage Trust Declares Fourth Quarter
2015 Common Stock Dividend of $0.24 Per Share, and Preferred Stock Dividends

NEW YORK, NY – December 16, 2015 - New York Mortgage Trust, Inc. (Nasdaq: NYMT) (the “Company”) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.24 per share on shares of its common stock for the quarter ending December 31, 2015. The dividend will be payable on January 25, 2016 to common stockholders of record as of December 28, 2015.

In accordance with the terms of the 7.75% Series B Cumulative Redeemable Preferred Stock (“Series B Preferred Stock”) of the Company, the Board of Directors declared a Series B Preferred Stock cash dividend of $0.484375 per share of Series B Preferred Stock for the quarterly period that began on October 15, 2015 and ends on January 14, 2016. This dividend is payable on January 15, 2016 to holders of record of Series B Preferred Stock as of January 1, 2016.

In accordance with the terms of the 7.875% Series C Cumulative Redeemable Preferred Stock ("Series C Preferred Stock") of the Company, the Board of Directors declared a Series C Preferred Stock cash dividend of $0.4921875 per share of Series C Preferred Stock for the quarterly period that began on October 15, 2015 and ends on January 14, 2016. This dividend is payable on January 15, 2016 to holders of record of Series C Preferred Stock as of January 1, 2016.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). NYMT is an internally managed real estate investment trust, or REIT, which invests in mortgage-related and financial assets and targets residential mortgage loans, including loans sourced from distressed markets, multi-family CMBS, mezzanine loans and preferred equity investments to owners of multi-family properties, equity and debt securities issued by entities that invest in commercial real estate-related investments, Agency RMBS consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS and Agency IOs consisting of interest only and inverse interest-only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans. RiverBanc, LLC, The Midway Group, L.P. and Headlands Asset Management, LLC provide investment management services to the Company with respect to certain of its targeted asset classes.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the payment of the dividends. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, which have been filed with the Securities and Exchange Commission. If a change occurs, these forward-looking statements may vary materially from those expressed in this release. All forward-looking statements speak only as of the date on which they are made. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information
AT THE COMPANY
Kristine R. Nario
Chief Financial Officer
Phone: 646-216-2363
Email: knario@nymtrust.com